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								EXHIBIT 23.1





			INDEPENDENT AUDITORS CONSENT




We consent to the incorporation by reference in the Registration Statement on Form S-8 dated March 31, 1995 regarding the Esterline Technologies Corporation Non-Employee Directors' Stock Compensation Plan (the "Plan"), in the prospectus for the Plan dated March 31, 1995, and in the re-offer prospectus relating to shares awarded under the Plan dated March 31, 1995, of our report dated December 5, 1994 appearing on page 44 of the Esterline Technologies Corporation Annual Report to Shareholders for the year ended October 31, 1994, which is incorporated by reference into the Annual Report on Form 10-K for Esterline Technologies Corporation for the year ended October 31, 1994.



/s/ Deloitte & Touche LLP
-------------------------
Deloitte & Touche LLP
Seattle, Washington
March 30, 1995